Exhibit 99.1

PRIMEDIA

PRIMEDIA Inc.

745 Fifth Avenue

New York, NY 10151

News Release

PRIMEDIA Reports Full Year 2005 Results

NEW YORK—February 21, 2006—PRIMEDIA Inc. (NYSE: PRM) today reported full year and fourth quarter 2005 results.

	Fourth Quarter		Percent Change	Full Year		Percent Change
($ millions)	2005	2004		2005	2004
Segment Revenue, net (a):
Enthusiast Media (c)	$154.2	$151.2	2.0%	$608.0	$617.0	-1.5%
Consumer Guides	80.7	72.9	10.7%	317.1	287.1	10.4%
Education (c)	17.7	19.4	-8.8%	65.9	66.4	-0.8%
Intersegment Eliminations	(0.3)	(0.2)		(0.5)	(0.7)
Total Net Revenue	$252.3	$243.3	3.7%	$990.5	$969.8	2.1%

Segment EBITDA (b):
Enthusiast Media	$34.0	$35.1	-3.1%	$122.5	$130.0	-5.8%
Consumer Guides	21.0	21.6	-2.8%	74.9	81.5	-8.1%
Education	3.1	4.0	-22.5%	7.0	6.0	16.7%
Corporate Overhead	(7.7)	(5.6)		(27.7)	(27.7)
Total Segment EBITDA	$50.4	$55.1	-8.5%	$176.7	$189.8	-6.9%

Operating Income	$25.3	$37.1	-31.8%	$116.3	$125.8	-7.6%

Loss from Continuing Operations	$(11.9)	$(7.5)		$(62.2)	$(58.9)

Discontinued Operations (c)	$(1.8)	$21.0		$626.8 (d)	$94.4

Income (Loss) Applicable to Common Shareholders	$(13.7)	$13.5		$564.6	$22.0

Free Cash Flow (e)	$(26.0)	$(4.0)		$(47.2)	$3.9

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

c) In the fourth quarter of 2005, the Company decided to sell Ward’s Automotive Group, and actively pursue the sales of its Crafts and History Groups, all part of the Enthusiast Media segment. The Company also decided to discontinue the Software on Demand division of Channel One (Education segment). All of these operations have been classified as discontinued for all periods presented.

d) Includes net gain on sales of the Business Information Segment of $221.9 million, About, Inc. of $379.0 million, PRIMEDIA Workplace Learning of $2.8 million and Ward’s Automotive Group of $0.5 million.

e) Free cash flow as used in this release is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations. Discontinued operations are included until sold or shut down. Free cash flow is reconciled to a GAAP measure in the attached Exhibit A.

Unless otherwise specified, all comparisons are to the same respective period in 2004.

“After a difficult 2005, we are working toward a better 2006.  In Enthusiast Media, our priorities are to continue to grow our Internet business across all of our categories, to improve our print products through focused redesigns and innovative cover and content testing programs, to grow non-traditional revenue streams, and to aggressively manage costs,” said Dean Nelson, Chairman, CEO and President of PRIMEDIA.

“For Consumer Guides, 2005 was an investment year with anticipated negative profitability impact for both DistribuTech and Auto Guide.  We continued our strong momentum in the New Home Guide business, are working towards getting our recent Auto Guide launches to profitability, and have established a leading Internet presence with the recent addition of RentClicks.com, the launch of AutoGuide.com and the acquisition of American Home Guides’ family of Web sites.  With these initiatives in place, we expect to generate profitable growth in 2006 and beyond.”

The Company significantly improved the balance sheet during 2005 by divesting non-strategic assets and retiring or refinancing higher coupon obligations.  Debt maturities have been pushed out with no significant maturities until 2010, and the Company has reduced its multiple of net debt and preferred to Segment EBITDA (including discontinued operations not yet sold or shut down) to 7.5x from 12x since September 30, 2001.  On December 31, 2005, net debt was $1.46 billion, with ample unused bank facilities and more than $1 billion of NOLs.

Last quarter, the Company announced that its Board of Directors authorized management, along with advisors Goldman Sachs and Lehman Brothers, and counsel Simpson Thacher & Bartlett, to explore the separation of its businesses via a tax-free spin-off into two separate publicly-traded companies.  The plan being contemplated would separate PRIMEDIA’s Consumer Guides Segment from PRIMEDIA’s Enthusiast Media and Education Segments.  The Company’s management continues to examine all of the relevant issues before making a recommendation to the Board of Directors, including how a spin-off would impact taxes, debt, employees, customers, shareholders and debt holders. The primary focus of management and employees is improving results in 2006.  Hence, the exploration of the separation may take longer than initially anticipated. The Company will make an announcement when any determinations are made by its Board of Directors.

Guidance for 2006

For the full year 2006, PRIMEDIA forecasts that, on a consolidated basis, the Company will have year-over-year mid single digit percentage revenue growth and low-to-mid single digit percentage Segment EBITDA growth, second-half weighted.  Segment guidance for the Company’s Enthusiast Media and Consumer Guides Segments is included in the Segment discussions below.

Guidance provided by PRIMEDIA remains in force unless revised by the Company and does not reflect the impact of any potential transactions.

Segment Results

Enthusiast Media (Includes Automotive, Outdoors, Marine, Equine, Action Sports, Soaps, Home Technology, Internet, events, licensing and merchandising)

	Fourth Quarter		Percent Change	Full Year		Percent Change
($ millions)	2005	2004		2005	2004
Revenue, net (a)
Advertising	$82.9	$85.2	-2.7%	$342.9	$350.0	-2.0%
Circulation	51.7	53.9	-4.1%	204.4	215.2	-5.0%
Other	19.3	11.9	62.2%	60.2	51.3	17.3%
Intersegment Revenue	0.3	0.2		0.5	0.5
Total Net Revenue	$154.2	$151.2	2.0%	$608.0	$617.0	-1.5%

Segment Expenses	$120.2	$116.1	3.5%	$485.5	$487.0	-0.3%

Segment EBITDA (b)	$34.0	$35.1	-3.1%	$122.5	$130.0	-5.8%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

In 2005, both advertising and circulation revenue were down, with the largest decrease in newsstand revenue.  PRIMEDIA’s top priorities in 2006 for the Enthusiast Media Segment are to aggressively build on its Internet business across all enthusiast categories, improve print products through redesigns and cover and content testing programs, grow non-traditional revenue streams and resolve circulation issues by better managing costs and reinvesting some of those savings in the product.

In 2005, over 90% of Enthusiast Media’s advertising revenue was print advertising.  Only 5% of Enthusiast Media’s 2005 print advertising revenue came from U.S. automakers, 7% from non-U.S. automakers, 53% from automotive advertisers that are not automakers (aftermarket parts and accessories, as examples), and 35% from non-automotive advertisers.  In 2005, U.S. automaker advertising declined 20% from 2004, while non-U.S. automaker advertising was flat year-over-year.

Automotive:  Revenue and Segment EBITDA were negatively impacted during the fourth quarter and for the year by reduced U.S. automaker advertising, continued newsstand weakness, declines in International Auto Group advertising and newsstand, and underperformance in the Motorcycle Group.  Positive results include a $1.5 million increase in non-endemic advertising in the Consumer Automotive Group, increased advertising from certain import automakers such as Infiniti, Honda and Hyundai, the successful brand extensions of Motor Trend Classic and Diesel Power, and the successful re-launches of BikeWorks, Car Craft and Dirt Rider.

The Company has instituted a multi-faceted program to improve circulation economics.  Building on the Company’s redesign program, PRIMEDIA has established a more coordinated effort among its automotive titles to leverage advertising, content and design expertise to increase efficiencies, manage costs and maximize talent utilization.  PRIMEDIA has expanded its testing program to encompass both cover testing and reader feedback on future content and is upgrading talent at key positions to secure additional advertising revenue and improve newsstand sales trends.

PRIMEDIA’s focus in 2006 is to address circulation problems by improving the products, upgrading talent in key positions, reducing the number of copies delivered to newsstands (“draw”) and reinvesting some of the savings into higher quality newsstand copies.  By cutting newsstand draw surgically and reinvesting those savings in bigger package size, better paper stock and editorial and art upgrades, the Company believes both circulation and advertising revenue should increase.  Results for Motor Trend and Hot Rod following those actions have shown that the strategy works when properly executed.

Another focus for 2006 is to continue efforts to stabilize the International Automotive Group and revitalize the American Motorcycle Group.  In the International Auto Group, the Company continues to address the decline in the sector in the past few years following a period of exceptional growth, strong competitors with lower profit expectations and a decline in parts and accessories market which has reduced advertiser spending levels.  At the end of 2005, Honda introduced a redesigned Civic, which has been very well received and is expected to help the category over time.  In the American Motorcycle Group, 2005 was plagued by poor performance in ad revenue and newsstand sales relative to the competition.  The Company believes that the underperformance was largely driven by staffing issues that are being addressed in early 2006.

PRIMEDIA sees a significant growth opportunity through building multiple online revenue streams, including transactions, subscriber acquisition, lead generation, and online advertising.  PRIMEDIA took a major step forward with its Internet strategy with the addition of Automotive.com and Equine.com during 2005.

Automotive.com, a highly profitable Internet company founded in 1999 by two entrepreneurs, brings proven expertise in car sales lead generation, search engine marketing and search engine optimization, and a technology platform that can drive increased traffic and ultimately monetize that traffic into high quality lead generation.  To obtain full advantage from this transaction, PRIMEDIA has contributed the valuable assets associated with its 55 automotive Internet sites to Automotive.com, creating new revenue opportunities for its portfolio of established automotive brands.  As automakers divert marketing dollars to the Internet and as auto dealers seek increased car sale leads, the combination of Automotive.com with the auto Internet sites provides a platform for maximizing advertising and lead generation revenues across all those sites.  We also intend to extend this online expertise into the automotive aftermarket.

Outdoors, Marine, Equine:  The Outdoors and Marine groups had combined 3% revenue growth and 6% Segment EBITDA growth in 2005.  Power & Motoryacht had a great year with over 7% increase in advertising revenue.  The Company’s investments in two new television shows for a total of nine paid off with virtually a sellout of advertising for all nine shows resulting in revenue growth of 44%. In 2006, the Company will continue to seek new non-traditional revenue streams such as television and radio.  The Equine titles’ results also improved in 2005.

In the Outdoors Group, positive results in 2006 are expected from product improvements in Petersen’s Hunting, Game & Fish, and Shooting Times, and accelerating growth in the Internet (also a main focus for Outdoors in 2006), television, licensing and direct merchandise sales.

In 2005, PRIMEDIA purchased Equine.com, the world’s largest online marketplace for equine enthusiasts. A main benefit of this acquisition will be extending Equine.com’s proprietary technology and unique marketing to its other industry categories such as Marine and Outdoors where it plans to develop new transactional marketplaces in 2006.

For 2006 in the Marine group, PRIMEDIA expects to capitalize on an upgraded sales force and continued strength from Power & Motoryacht, particularly as it grows its share in the high end of the yachting market. The redesign of SAIL has received a very favorable response, and we enter in the 2006 advertising buying cycle that begins in early summer in a much stronger position than in 2005.

Action Sports:  The Action Sports Group continues to build new and innovative ways of connecting with enthusiasts through its integrated network of magazines, Web sites, events and branded products.  During 2005, Powder and Surfing magazines were redesigned with positive results, including significant increases in total advertising pages.

Also, PRIMEDIA redesigned 5 Web sites and launched 2 new Internet-only properties, Wavewatch.com and FantasySurfer.com.  As a result, monthly traffic for Action Sports Web sites in December nearly doubled compared to 2004 with approximately 10 million page views, and reached approximately 1 million unique visitors.  Non-endemic advertising was also up substantially, with the addition of key advertisers such as Samsung, Sony Music, and Suzuki.

Non-Endemic Advertising:  PRIMEDIA continues to make progress in attracting non-endemic national advertisers, particularly those aiming to reach the valuable 18-34 male demographic.  Well recognized companies such as McDonald’s and Procter & Gamble continue to seize advertising opportunities across PRIMEDIA’s print, Internet and event properties.

Licensing and Merchandising:  Strong revenue growth of 22% in 2005 was a result of new licensees signed across all categories, additional success with existing licensees, the increased availability of PRIMEDIA licensed products at retailers, and tremendous growth in video continuity programs.  PRIMEDIA’s licensed products grew to approximately 650, up from 330 in 2004, and the Company’s products were available at approximately 65 retail chains and in nearly 1,000 independent retailers.

Licensing and merchandising is expected to continue its strong growth in 2006.  As existing programs for Motor Trend, Lowrider, and Hot Rod further develop, the Company’s retail presence increases, which in turn creates opportunities for new programs in new areas, such as wireless.

Enthusiast Media Segment Guidance:  For the full year 2006, the Company expects its Enthusiast Media segment to deliver year-over-year mid single digit percentage revenue growth and low-to-mid single digit percentage Segment EBITDA growth, second-half weighted.  The second-half weighting is primarily driven by the integration timing for the recent internet acquisitions, the impact of paper and ink price increases incurred in the middle of 2005 and the timing associated with product upgrades. Adversely impacting Enthusiast Media’s Segment EBITDA in 2006 are expected increases in paper, ink and the United States Postal Service’s 2006 postage rate increase, totaling approximately $10 million.

Consumer Guides (Includes Apartment Guide, New Home Guide, Auto Guide, ApartmentGuide.com, NewHomeGuide.com, Rentclicks.com, Autoguide.com, AmericanHomeGuides.com, Rentals.com and the DistribuTech distribution business)

	Fourth Quarter		Percent Change	Full Year		Percent Change
($ millions)	2005	2004		2005	2004
Revenue, net (a)
Advertising	$66.2	$60.3	9.8%	$260.9	$239.2	9.1%
Other	14.5	12.6	15.1%	56.2	47.9	17.3%
Total Net Revenue	$80.7	$72.9	10.7%	$317.1	$287.1	10.4%

Segment Expenses	$59.7	$51.3	16.4%	$242.2	$205.6	17.8%

Segment EBITDA (b)	$21.0	$21.6	-2.8%	$74.9	$81.5	-8.1%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Revenue growth was driven primarily by strong results in the Segment’s New Home Guide division and the rapid expansion of the Segment’s Auto Guide division.  The Segment invested approximately $19.5 million in 2005 in its Auto Guide division, to launch an additional New Homes Guide and to expand and extend its retail distribution programs in DistribuTech.

During the year, the Segment launched 7 new publications, acquired 13 publications and added several new online properties, including the launch of Autoguide.com and the acquisition of American Home Guides’ family of Websites and RentClicks.com.  Importantly, the Segment now has media guides serving three distinct vertical markets—Apartments, New Homes and Autos, providing the business with valuable diversification as well as attractive new growth opportunities.

Apartment Guide, ApartmentGuide.com, Rentclicks.com:  The Segment’s largest business, Apartment Guide and its online property ApartmentGuide.com continued its market leadership in the most difficult market conditions in the business’s 31 year history.  The year presented significant challenges, including unprecedented levels of condominium conversions that eliminated existing and potential customers from Apartment Guide markets and decreased vacancy rates in markets with high condominium conversion and in markets with significant levels of temporary residents caused by Hurricane Katrina.  Apartment Guide revenue was down slightly in 2005.  The Company attributes Apartment Guide’s relative stability in adverse market conditions to its brand leadership both in print and online. Client retention rates remain high, because Apartment Guide generates a substantial number of verifiable leads and leases that drive what the Company believes to be one of the most cost effective advertising channels available to property owners.  Apartment Guide and its advertisers also benefit from the broad, highly visible distribution at premier retail outlets provided through the Company’s DistribuTech business.

Consumer Guides management is pursuing several initiatives to insure the continuation of its market leading position in the Apartment category for 2006 and beyond.  In October 2005, Consumer Guides appointed David Crawford to the newly created position of President and COO, and Arlene Mayfield to the position of President, Apartment Guide.  Mr. Crawford and Ms. Mayfield had previously been responsible for the New Home Guide business and have led that division’s strong growth over the last two years.

The Company continues to capitalize on the online potential of the Apartment business.  ApartmentGuide.com grew unique users 8.8% in 2005, and continues to be the most recognized brand in the apartment rental industry.  “Apartment Guide Printernet”, Apartment Guide’s combined offering of best-in-class print and Internet media provided approximately 8 million leads to customers in 2005.

In line with the Company’s strategy to build out its online businesses, in 2006 the Company acquired RentClicks.com, the leading online marketplace for small unit rental properties.  This segment of the market, which consists of rental houses, town homes, condos and single unit apartments, accounts for 70% of the total rental market.  The Company believes that RentClicks provides a strong platform for growth that can both capture a new segment of the rental marketplace as well as recapture a portion of the Apartment Guide revenue lost to condominium conversion.

New Home Guide, NewHomeGuide.com:  The Segment’s New Home Guide business and its online property, NewHomeGuide.com enjoyed the best year in its history with annual revenue growth of 60% in 2005.  The Company expanded its New Home Guide presence with 33% organic growth in its existing markets, the launch of a new magazine in the Washington, DC market, and the acquisition of new guides in the Atlanta, Charlotte, Jacksonville, Nashville, Seattle and Portland markets.  The Company also significantly expanded its online presence through major upgrades to its primary Web site, NewHomeGuide.com, and with the acquisition of the American Home Guides family of Web sites.  In October 2005, the Company announced the promotion of James Moon to the position of Vice President, New Home Guide division.  The Company believes that its relatively low penetration of potential builder communities and strong momentum in its existing markets will allow it to continue its strong growth in 2006 despite a potential slow down in the new home construction market.

Auto Guide, Autoguide.com:  In 2005, Consumer Guides invested in a major expansion of its Auto Guide business and its online property, AutoGuide.com.  The Company grew this business to a total of 14 publications through the launch of Auto Guide publications in Triangle, Orlando, Miami, San Diego, Orange County and Inland Empire, and the acquisition of publications in Atlanta, Milwaukee, and New England.  In August 2005, the Company launched the national Web site, AutoGuide.com, to provide its dealers with an integrated product to advertise their vehicles.  By year end, the Company had grown Auto Guide into a $14 million business based on annualized revenue.  In October 2005, the Company enhanced its management team with the appointment of Robert McCray to the new position of President, Auto Guide.  The Company is encouraged by the strong adoption of its Auto Guide products in the marketplace, despite difficult market conditions in the automobile industry in 2005.  With an addressable advertising market that is far larger than that of the Apartment industry, the Company believes that Auto Guide represents a strong growth opportunity in 2006 and for years to come.  The priority for Auto Guide is to have all markets on a breakeven or profitable run rate by the end of 2006.  No new launches are contemplated until the 2005 launches are meeting revenue and Segment EBITDA targets.

DistribuTech:  All of PRIMEDIA’s Consumer Guides continue to benefit from the Company’s leading distribution business, DistribuTech.  In 2005, DistribuTech made significant investments in its expansive nationwide distribution network of leading retailers.  The Company renewed existing agreements and entered new agreements to both maintain its existing locations and expand its distribution to new locations and new retail chains.  These investments ensure continued top quality placement for Consumer Guide’s existing publications and provide the Company with the platform to rapidly roll out its new publications and to continue to grow its third party distribution business.  This expanded capacity led to DistribuTech’s strong 17.3% revenue growth in 2005.

Consumer Guides Segment Guidance:  For the full year 2006, the Company expects its Consumer Guides segment to deliver year-over-year mid single digit percentage revenue and Segment EBITDA growth, second-half weighted.  This growth within Consumer Guides is expected to be led by strong gains in New Home Guide and Auto Guide and growth in the RentClicks.com business, offset by flat to modest declines in the Company’s Apartment Guide business.

Education (Includes Channel One, Films Media Group and PRIMEDIA Healthcare)

	Fourth Quarter		Percent Change	Full Year		Percent Change
($ millions)	2005	2004		2005	2004
Revenue, net (a)
Advertising	$10.7	$13.1	-18.3%	$34.4	$39.1	-12.0%
Other	7.0	6.3	11.1%	31.5	27.1	16.2%
Intersegment Revenue	—	—		—	0.2
Total Net Revenue	$17.7	$19.4	-8.8%	$65.9	$66.4	-0.8%

Segment Expenses	$14.6	$15.4	-5.2%	$58.9	$60.4	-2.5%

Segment EBITDA (b)	$3.1	$4.0	-22.5%	$7.0	$6.0	16.7%

a) This presentation eliminates all intrasegment activity.

b) Reconciled to GAAP measure in the attached Financial Highlights table.

Channel One took significant steps in 2005.  With the appointment of Judy Harris to CEO and President in April, the division has begun to broaden its revenue base and is developing partnership and sponsorship opportunities with corporations and foundations.  A new head of sales, Ellen Flahive, joined in the third quarter.  In repositioning its business, Channel One’s primary objective is to broaden its revenue base beyond traditional advertising to include corporate sponsorships of public affair topics that are relevant to teens.  In 2005, Channel One gained major new sponsors including Verizon and Subway.  The 2006 results will benefit from significant cost cuts in late 2005 and 2006.

Both Films Media Group and PRIMEDIA Healthcare had positive year-over-year revenue and Segment EBITDA growth as a result of the fixes in the respective business models implemented starting in 2004.  PRIMEDIA Healthcare has already booked revenues exceeding those posted in 2005.  Films Media Group is focusing on the rollout of its digital platform in 2006.

Depreciation, Amortization, and Interest Expense

Depreciation expense was approximately $11.6 million in the fourth quarter 2005, including a $4.4 million non-cash impairment provision relating to the Education Segment for certain long-lived depreciable assets as required by SFAS 144, compared to $7.6 million in the same period of the prior year. Amortization expense was $11.9 million in the fourth quarter 2005, including an $8.9 million impairment provision relating to the Education Segment and resulting from the Company’s impairment test for intangible assets under SFAS 142, “Goodwill and Other Intangible Assets”. Amortization expense was $9.2 million in the fourth quarter 2004 including impairment charges of $6.7 million in the Education Segment. Interest expense was approximately $32.3 million in the fourth quarter 2005, compared to $33.3 million in 2004. The decrease of $1.0 million was due to lower average debt levels, partially offset by higher interest rates.

Severance Related to Separated Senior Executive

The Company recorded a charge of approximately $1.8 million in the fourth quarter 2005 relating to severance of the former President and CEO.

Discontinued Operations

In the fourth quarter 2005, the Company decided to actively pursue the sales of its Crafts and History Groups included in the Enthusiast Media Segment. Additionally, in the fourth quarter 2005, the Company decided to discontinue the Software on Demand (SOD) division of Channel One included in the Education Segment.  Also, the Company sold Ward’s Automotive Group (Ward’s), included in the Enthusiast Media Segment.  The operations of the Crafts and History Groups, SOD and Ward’s have been classified as discontinued operations for all periods presented, in accordance with the requirements of SFAS 144, “Accounting for the Impairment or Disposal of Long-lived Assets.”

Quarterly financial information for 2005 and 2004 adjusted for these operations discontinued in fourth quarter 2005 is attached to this earnings release in Exhibit B.  Revenue and Operating income for these discontinued operations will be presented in the Company’s Annual Report on Form 10-K for the 2005 fiscal year.

Call of Preferred Stock and Notes for Redemption

On October 31, 2005, the Company redeemed all of its outstanding shares of $8.625 Series H Preferred Stock (with an aggregate liquidation preference of approximately $212 million) and all outstanding 7 5/8% Senior Notes due 2008 in an aggregate principal amount of approximately $146 million.

The proceeds of the $500 million Term Loan B credit facility, which was closed in September, 2005, together with the proceeds from the sale of the Company’s Business Information segment were used to repay bank debt and redeem the Series H Preferred Stock and the 7 5/8% Senior Notes.

Liquidity and Leverage

The Company has more than adequate financial resources to meet its cash needs and service its debt and other fixed obligations for the foreseeable future. As of December 31, 2005, the Company had approximately $250 million in cash and unused credit lines, reflecting the receipt of payment for the sale of its Business Information segment, the proceeds of its new Term Loan B credit facility and the decrease in its Revolving Credit Facility from $355 million to $277 million.  The negative swing in Free Cash Flow from 2004 to 2005 results from the decrease in Segment EBITDA and an increase in working capital (mostly timing differences), partially offset by lower debt service and capital expenditures.  For purposes of calculating Free Cash Flow, discontinued operations are included until sold or shut down.  Hence, the results of the Business Information segment, which was sold at the end of the third quarter of 2005 and which had its best quarter in 2004 in the fourth quarter, were included in the 2004 Free Cash Flow calculation for the full year but only for three quarters for the 2005 Free Cash Flow calculation.  The leverage ratio, as defined by the Company’s bank credit agreements, for the 12 months ended December 31, 2005, is estimated to be approximately 5.9 times versus the permitted maximum of 6.25 times.  The amount available for “Restricted Payments” as determined in accordance with the indentures relating to the 8 7/8% Senior Notes, the 8% Senior Notes and the Floating Rate Notes is estimated to be approximately $375 million at December 31, 2005.

Use of the Term Segment EBITDA

The Company is organized into three business segments:  Enthusiast Media, Consumer Guides, and Education.

Enthusiast Media Segment EBITDA, Consumer Guides Segment EBITDA and Education Segment EBITDA are reconciled to Net Income in the attached table.  Segment EBITDA for a segment is defined as segment earnings before interest, taxes, depreciation, amortization and other credits (charges).  Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.  We believe that Segment EBITDA is the most accurate indicator of the Company’s segment results because it focuses on revenue and operating costs driven by operating managers’ performance.  These segment results are used by the Company’s chief operating decision maker, its Chairman, CEO and President, to make decisions about resources to be allocated to the Segments and to assess their performance.

Segment EBITDA is not intended to represent cash flows from operating activities and should not be considered as an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Segment EBITDA as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate Segment EBITDA in an identical manner, and therefore, is not necessarily an accurate measure of comparison between companies.

Use of the Term Free Cash Flow

Free Cash Flow is defined as net cash provided by operating activities adjusted for additions to property, equipment and other, net and capital lease obligations.

The Company’s chief operating decision maker, its Chairman, CEO and President, uses free cash flow to make decisions based on the Company’s cash resources.  Free Cash Flow also is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt and shares subject to mandatory redemption and make strategic investments.

Free Cash Flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America.  Free Cash Flow as presented may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define Free Cash Flow in an identical manner, therefore, it is not necessarily an accurate measure of comparison between companies.

Investor Conference Call

PRIMEDIA’s management will hold a conference call on February 21, 2006, 10:00 am, Eastern Standard Time (GMT -5).  To participate in the call, please dial (800) 289-0493 if you are in the U.S., or (913) 981-5510 if you are outside the U.S.  The conference ID is 8534951.  You should dial in at least five minutes prior to the start of the call.  A recorded version will be available after the conference call at (888) 203-1112 in the U.S., or (719) 457-0820, if you are outside the U.S.  The replay ID is 8534951.  The recorded version will be available two hours after the completion of the call until 7:00 pm Eastern Time, February 28, 2006.  Via Internet, the live and replay versions of the conference call will be available at www.primedia.com (you will not be able to ask questions via Internet).

About PRIMEDIA

PRIMEDIA is the leading targeted media company in the United States.  With 2005 revenue of $990 million, its properties comprise over 100 brands that connect buyers and sellers through print publications, Internet, events, merchandise and video programs in three market segments:

•                  Enthusiast Media is the #1 special interest magazine publisher in the U.S. with more than 90 publications, 100 leading Web sites, 90 events, 11 TV programs, 600 branded products, and has such well-known brands as Motor Trend, Automobile, Automotive.com, Equine.com, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile, Surfer, and Wavewatch.com.

•                  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 50,000 locations.

The Group owns and operates leading Web sites including ApartmentGuide.com, AutoGuide.com, NewHomeGuide.com and RentClicks.com.

•                  Education includes Channel One, a proprietary network to secondary schools, Films Media Group, a leading source of educational video, and PRIMEDIA Healthcare, a continuing medical education business.

This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995.  These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management’s best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.  All references to “Company” and “PRIMEDIA” as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	Eric Leeds (Investors): 212-745-1885
Joshua Hochberg (Media): 212-446-1892

###

Financial Highlights Table and Exhibits Follow

PRIMEDIA Inc.

Financial highlights (Unaudited)

($ in millions, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004

Revenue, Net:
Advertising	$159.8	$158.6	$638.2	$628.4
Circulation	51.8	53.9	204.4	215.2
Other	40.7	30.8	147.9	126.2
Total Revenue, Net	$252.3	$243.3	$990.5	$969.8

Cost of Goods Sold	$56.3	$52.8	$217.4	$209.4
Marketing and Selling	42.9	45.9	186.4	188.4
Distribution, Circulation and Fulfillment	48.3	41.7	189.7	176.1
Editorial	17.2	16.5	69.5	66.0
Other General Expenses	29.5	25.7	123.1	112.4
Corporate Administrative Expenses	7.7	5.6	27.7	27.7
Total Segment Expenses	$201.9	$188.2	$813.8	$780.0

Segment Earnings before Interest, Taxes, Depreciation, Amortization and Other Credits (Charges) (A) (Segment EBITDA):
Enthusiast Media	$34.0	$35.1	$122.5	$130.0
Consumer Guides	21.0	21.6	74.9	81.5
Education	3.1	4.0	7.0	6.0
Corporate Overhead	(7.7)	(5.6)	(27.7)	(27.7)
Total Segment EBITDA	$50.4	$55.1	$176.7	$189.8

Depreciation of Property and Equipment (including impairment provision of $4.4 million for the three and twelve months ended December 31, 2005)	(11.6)	(7.6)	(31.7)	(27.8)
Amortization of Intangible Assets and Other (including impairment provision of $8.9 million and $6.7 million for the three and twelve months ended December 31, 2005 and 2004, respectively)	(11.9)	(9.2)	(19.2)	(18.7)
Severance Related to Separated Senior Executives	(1.8)	—	(1.8)	(0.7)
Non-Cash Compensation	0.4	(1.3)	(6.1)	(6.1)
Provision for Severance, Closures and Restructuring Related Costs	(0.3)	(0.6)	(1.8)	(8.3)
Provision for Unclaimed Property	—	—	—	(3.4)
Gain on Sale of Businesses and Other, Net	0.1	0.7	0.2	1.0
Operating Income	25.3	37.1	116.3	125.8

Provision for Impairment of Investments	—	—	—	(0.8)
Interest Expense	(32.3)	(33.3)	(130.5)	(123.9)
Interest on Shares Subject to Mandatory Redemption	(2.3)	(10.9)	(24.2)	(43.8)
Amortization of Deferred Financing Costs	(0.7)	(1.3)	(4.3)	(5.0)
Other Income (Expense), Net (B)	(6.5)	1.0	(13.6)	1.8
Loss Before (Provision) Benefit for Income Taxes	(16.5)	(7.4)	(56.3)	(45.9)

(Provision) Benefit for Income Taxes	4.6	(0.1)	(5.9)	(13.0)

Loss from Continuing Operations ($0.04 and $0.03 loss per basic and diluted share for the three months ended December 31, 2005 and 2004, respectively, and $0.23 and $0.28 loss per basic and diluted share for the years ended December 31, 2005 and 2004, respectively)	(11.9)	(7.5)	(62.2)	(58.9)

Discontinued Operations ($(0.01) and $0.08 (loss) earnings per basic and diluted share for the three months ended December 31, 2005 and 2004, respectively, and $2.38 and $0.36 earnings per basic and diluted share for the years ended December 31, 2005 and 2004, respectively, including gain on sale of businesses, net of tax, of $2.7 million and $0.2 million for the three months ended December 31, 2005 and 2004, respectively, and $604.2 million and $43.5 million for the years ended December 31, 2005 and 2004, respectively)	(1.8)	21.0	626.8	94.4
Net Income (loss)	(13.7)	13.5	564.6	35.5

Preferred Stock Dividends	—	—	—	(13.5)
Income (loss) Applicable to Common Shareholders	$(13.7)	$13.5	$564.6	$22.0
Basic and Diluted Income (loss) Applicable to Common Shareholders per Common Share	$(0.05)	$0.05	$2.15	$0.08

Basic and Diluted Common Shares Outstanding (weighted average)	263,368,972	261,253,924	263,031,543	260,488,000
Capital Expenditures, net (excluding acquisitions)	$8.5	$11.0	$30.2	$34.5

	At December 31,	At September 30		At December 31,
	2005	2005		2004
Cash and cash equivalents	$7.3	$454.7	(C)	$13.0
Long-term debt, including current maturities (D)	$1,464.4	$1,597.6		$1,660.9
Shares subject to mandatory redemption (D)	$0.0	$211.7		$474.6
Common shares outstanding	263,716,469	263,140,198		262,450,693

(A) Other credits (charges) include severance related to separated senior executives, non-cash compensation, provision for severance, closures and restructuring related costs, provision for unclaimed property and gain (loss) on sale of businesses and other, net.

(B) The three and twelve months ended December 31, 2005 include expense of $8.3 million and $14.2 million w hich represent the write-offs of unamortized deferred financing costs and premiums paid on the Company’s redemption of all of the outstanding shares of its $10.00 Series D Preferred Stock, $9.20 Series F Preferred Stock, $8.625 Series H Preferred Stock and all of the 7 5/8% Senior Notes due 2008. The twelve months ended December 31, 2005 include expense of $3.5 million which represents the write-off of unamortized deferred financing costs associated with the Company’s refinancing of certain of its bank debt.

(C) Includes the temporarily invested remaining net cash proceeds from the Company’s refinancing of certain of its bank debt and the net cash proceeds from the sale of the Business Information segment.

(D) On May 11, 2005, the Company redeemed all of its outstanding shares of $10.00 Series D Preferred Stock (with an aggregate liquidation preference of approximately $167 million), all of its outstanding shares of $9.20 Series F Preferred Stock (with an aggregate liquidation preference of approximately $96 million) and $80 million aggregate principal amount of its 7 5/8% Senior Notes due 2008.

In connection with the redemption of the Series D and Series F Preferred Stock, the Company obtained the written consent of its bank lenders and has repaid its outstanding Term Loans A and Term Loans B in aggregate principal amounts of $5 million and $35 million, respectively, and permanently reduced its total revolving loan commitments in an aggregate amount of $30 million.

On September 30, 2005, the Company closed a new $500 million Term Loan B credit facility. On October 31, 2005, the Company redeemed all of its outstanding shares of $8.625 Series H Preferred Stock (with an aggregate liquidation preference of approximately $212 million) and all of its outstanding 7 5/8% Senior Notes due 2008 in an aggregate principal amount of approximately $146 million. The proceeds of the Term Loan B facility, together with the proceeds from the sale of the Company’s Business Information segment, were used to repay bank debt and redeem the Series H Preferred Stock and the 7 5/8% Senior Notes.

Exhibit A

PRIMEDIA Inc.

Reconciliation of Free Cash Flow to Cash Provided by Operating Activities (Unaudited)

($ in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Net cash provided by (used in) operating activities	$(17.0)	$8.3	$(12.4)	$44.6
Additions to property, equipment and other, net	(8.5)	(11.0)	(30.2)	(34.5)
Capital lease obligations	(0.5)	(1.3)	(4.6)	(6.2)

Free Cash Flow	$(26.0)	$(4.0)	$(47.2)	$3.9

Supplemental information:

Cash interest paid, including interest on capital and restructured leases	$51.0	$51.8	$134.0	$121.1

Cash interest paid on shares subject to mandatory redemption	$6.8	$11.0	$33.3	$43.8

Cash taxes paid	$0.5	$1.0	$4.8	$1.2

Cash paid for severance, closures and restructuring related costs	$1.6	$4.1	$9.5	$15.8

Exhibit B

PRIMEDIA Inc.
2005 Operating Results

After Classification of Operations Discontinued in 2005 (Unaudited)

($ in millions)

	Q1	Q2	Q3	Q4	Full Year
	2005	2005	2005	2005	2005
Revenues, Net:
Enthusiast Media	$140.0	$157.8	$156.0	$154.2	$608.0
Consumer Guides	75.6	79.5	81.3	80.7	317.1
Education	18.9	18.4	10.9	17.7	65.9
Intersegment Eliminations	—	(0.1)	(0.1)	(0.3)	(0.5)
Total Revenues, Net	$234.5	$255.6	$248.1	$252.3	$990.5

Segment EBITDA (A):
Enthusiast Media	$20.8	$35.1	$32.6	$34.0	$122.5
Consumer Guides	18.2	17.9	17.8	21.0	74.9
Education	2.6	3.2	(1.9)	3.1	7.0
Corporate Overhead	(6.5)	(7.1)	(6.4)	(7.7)	(27.7)
Total Segment EBITDA	35.1	49.1	42.1	50.4	176.7

Depreciation of Property and Equipment	(6.3)	(6.8)	(7.0)	(11.6)	(31.7)
Amortization of Intangible Assets and Other	(2.3)	(2.4)	(2.6)	(11.9)	(19.2)
Severance Related to Separated Senior Executives	—	—	—	(1.8)	(1.8)
Non-Cash Compensation	(1.2)	(1.2)	(4.1)	0.4	(6.1)
Provision for Severance, Closures and Restructuring Related Costs	(1.0)	(0.3)	(0.2)	(0.3)	(1.8)
Gain on Sale of Businesses and Other, Net	—	—	0.1	0.1	0.2
Operating Income	24.3	38.4	28.3	25.3	116.3

Other Income (Expense):
Interest Expense	(33.1)	(32.7)	(32.4)	(32.3)	(130.5)
Interest on Shares Subject to Mandatory Redemption	(10.9)	(6.4)	(4.6)	(2.3)	(24.2)
Amortization of Deferred Financing Costs	(1.3)	(1.2)	(1.1)	(0.7)	(4.3)
Other Income (Expense), Net	0.7	(4.8)	(3.0)	(6.5)	(13.6)

Loss Before Provision for Income Taxes	(20.3)	(6.7)	(12.8)	(16.5)	(56.3)

(Provision) Benefit for Income Taxes	(3.8)	(2.3)	(4.4)	4.6	(5.9)

Loss from Continuing Operations	$(24.1)	$(9.0)	$(17.2)	$(11.9)	$(62.2)

(A) Segment EBITDA reconciled to Income (Loss) from Continuing Operations.

Exhibit B

PRIMEDIA Inc.
2004 Operating Results

After Classification of Operations Discontinued in 2005 (Unaudited)

($ in millions)

	Q1	Q2	Q3	Q4	Full Year
	2004	2004	2004	2004	2004
Revenues, Net:
Enthusiast Media	$147.2	$156.3	$162.3	$151.2	$617.0
Consumer Guides	71.4	71.1	71.7	72.9	287.1
Education	17.2	16.5	13.3	19.4	66.4
Intersegment Eliminations	(0.2)	(0.1)	(0.2)	(0.2)	(0.7)
Total Revenues, Net	$235.6	$243.8	$247.1	$243.3	$969.8

Segment EBITDA (A):
Enthusiast Media	$25.3	$33.6	$36.0	$35.1	$130.0
Consumer Guides	19.7	20.5	19.7	21.6	81.5
Education	1.8	0.6	(0.4)	4.0	6.0
Corporate Overhead	(8.1)	(6.7)	(7.3)	(5.6)	(27.7)
Total Segment EBITDA	38.7	48.0	48.0	55.1	189.8

Depreciation of Property and Equipment	(6.9)	(6.4)	(6.9)	(7.6)	(27.8)
Amortization of Intangible Assets and Other	(3.2)	(3.3)	(3.0)	(9.2)	(18.7)
Severance Related to Separated Senior Executives	(0.7)	—	—	—	(0.7)
Non-Cash Compensation	(1.9)	(1.6)	(1.3)	(1.3)	(6.1)
Provision for Severance, Closures and Restructuring Related Costs	(1.7)	(3.9)	(2.1)	(0.6)	(8.3)
Provision for Unclaimed Property	(3.4)	—	—	—	(3.4)
Gain on Sale of Businesses and Other, Net	—	—	0.3	0.7	1.0
Operating Income	20.9	32.8	35.0	37.1	125.8

Other Income (Expense):
Provision for Impairment of Investments	—	(0.8)	—	—	(0.8)
Interest Expense	(28.3)	(29.9)	(32.4)	(33.3)	(123.9)
Interest on Shares Subject to Mandatory Redemption	(10.9)	(11.0)	(11.0)	(10.9)	(43.8)
Amortization of Deferred Financing Costs	(1.1)	(1.3)	(1.3)	(1.3)	(5.0)
Other Income (Expense), Net	0.3	(0.2)	0.7	1.0	1.8

Loss Before Provision for Income Taxes	(19.1)	(10.4)	(9.0)	(7.4)	(45.9)

(Provision) Benefit for Income Taxes	(4.3)	(4.3)	(4.3)	(0.1)	(13.0)

Loss from Continuing Operations	$(23.4)	$(14.7)	$(13.3)	$(7.5)	$(58.9)

(A) Segment EBITDA reconciled to Income (Loss) from Continuing Operations.